Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
Monday, January 24, 2005	TRADED: Nasdaq

DEVCON SIGNS PURCHASE AGREEMENT TO ACQUIRE ELECTRONIC SECURITY

SERVICES ASSETS FROM ADELPHIA COMMUNICATIONS CORPORATION

DEERFIELD BEACH, Fla., Jan. 24—Devcon International Corp. (NASDAQ: DEVC) today announced that, in pursuit of its strategy to expand its security services division, Devcon Security Services Corp. (“DSS”) was the successful bidder for certain net assets of Adelphia Communications Corporation’s (Pink Sheets: ADELQ) electronic security services operation, Starpoint Limited Partnership, and has entered into a purchase agreement with Adelphia to acquire the operation.

In announcing the successful bid, Stephen J. Ruzika, President of Devcon and DSS, said, “The acquisition of Adelphia’s security services operation would make DSS a leader in the Florida electronic security services market. Opportunities exist to consolidate the operations of DSS and Adelphia Security, and we are optimistic that DSS will benefit from an increased market presence as a result of this platform acquisition.”

The estimated purchase price for the acquired net operating assets is approximately $42.8 million in cash, based substantially upon estimated contractually recurring monthly revenue of approximately $1.2 million. The purchase price is subject to adjustment, based primarily on the final contractual recurring monthly revenue calculation. DSS will be funding the transaction through available cash and a senior secured long-term debt facility.

The transaction is scheduled to close on or before February 28, 2005 and is subject to United States Bankruptcy Court approval and a hearing regarding the approval is scheduled for later this week.

Adelphia’s electronic security services operation being acquired is a leading provider of installation, monitoring and related security services to commercial and residential customers in Florida. The operation has sales and services offices in Boca Raton, Bonita Springs, Miami, Naples, Orlando and Tampa, as well as in Buffalo, New York. The operation has been ranked as the 19th largest electronic security services business in the United States by Security Dealer Magazine. The assets to be acquired include a modern, full-service monitoring center located in Naples, Florida, from which more than 57,000 subscribers’ homes and businesses are monitored. After taking into consideration the planned acquisition and DSS’s existing security services business, DSS would be providing security services to more than 62,000 customers.

About Devcon

Devcon has three operating divisions and an operating joint venture. The new Security Services Division provides electronic security services to commercial and residential customers in selected Florida markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete

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PAGE 2— DEVCON SIGNS AGREEMENT TO ACQUIRE CERTAIN ADELPHIA ASSETS

and concrete block in the eastern Caribbean with principal operations on St. Croix and St. Thomas in the U.S. Virgin Islands, on St. Maarten in the Netherlands Antilles, on St. Martin in the French West Indies, on Puerto Rico, and on Antigua in the independent nation of Antigua and Barbuda. DevMat, an 80-percent-owned joint venture, was formed in 2003 to build, own and operate fresh water, waste water treatment and power systems.

Forward-Looking Statement

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward looking words such as “anticipate”, “believe”, “could”, estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Risks Related to our Business” in Devcon’s Form 10-K report for the period ending December 31, 2003 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

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FOR MORE INFORMATION:	Stephen J. Ruzika, President
Devcon International Corp.
954/429-1500
-or-
Investor Relations Consultants
727/781-5577 or E-mail: devc@mindspring.com